Exhibit 10.17

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (this "Agreement") is entered into effective December 31, 2008 (the "Effective Date") between MICROHELIX, INC., an Oregon corporation ("Maker"), MOORE ELECTRONICS, INC., an Oregon corporation ("Co-Maker"), and MH FINANCIAL ASSOCIATES, LLC, an Oregon limited liability company ("Holder").

RECITALS

A.           Maker made and delivered its Promissory Note dated April 8, 2005 in the face amount of $1,250,000 to Marti D. Lundy (the "Original Note").  The Original Note was subsequently amended by Maker and Marti D. Lundy effective July 29, 2005, August 5, 2005, November 18, 2005, January 3, 2006, May 18, 2006 and August 8, 2006.

B.           Contemporaneously with the execution and delivery of the Original Note, Marti D. Lundy, Maker and Co-Maker executed and delivered a Security Agreement dated April 8, 2005 (the "Security Agreement"), under which, among other things, Maker and Co-Maker granted to Marti D. Lundy a security interest in the collateral described in the Security Agreement.

C.           Holder acquired from Marti D. Lundy all right, title and interest in the Original Note and in the Security Agreement.

D.           On or about October 19, 2006, Maker and Holder entered into an Agreement Regarding Amendment of Promissory Note (the "First Amended Agreement") and an Amended and Restated Promissory Note (the "First Restated Note") in the principal amount of $1,028,982, together with warrants to purchase shares of Maker's Common Stock.

E.           On or about March 12, 2007, Maker, Co-Maker and Holder entered into a Second Agreement Regarding Amendment of Promissory Note (the "Second Amended Agreement") and a Second Amended and Restated Promissory Note in the principal amount of $1,721,428.78 (the "Second Restated Note"), which superseded each of the First Amended Agreement and the First Restated Note in their entirety.

F.           On or about June 27, 2008, Maker, Co-Maker and Holder entered into a Third Agreement Regarding Amendment of Promissory Note (the "Third Amended Agreement") and a Third Amended and Restated Promissory Note in the principal amount of $977,742.96 (the "Third Restated Note"), which superseded each of the First Amended Agreement, Second Amended Agreement, First Restated Note and Second Restated Note in their entirety.

G.           Maker has requested that Holder extend the maturity date of the Third Restated Note, and Holder has agreed to such extension on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

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2.           1.           Continuing Effectiveness.  The amendments set forth in Section 3 below, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Third Amended Agreement, Third Restated Note or any other loan document, or (b) otherwise prejudice any right or remedy which Maker may now have or may have in the future under or in connection with any of the loan documents.  This Agreement shall be construed in connection with and as part of the loan documents and all terms, conditions, representations, warranties, covenants and agreements set forth in such loan documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.           Definitions.  Capitalized terms used in this Agreement that are not defined herein have the meanings assigned to those terms in the Third Restated Note.

4.           Third Restated Note.  Section 5 of the Third Restated Note is amended by substituting “December 27, 2009” for “December 27, 2008” in clause (a) of Section 5.

5.           Representations and Warranties.  Maker and Co-Maker represent and warrant to Holder, as of the date of this Agreement, and at all times the Third Restated Note is outstanding:

5.1.           Organization.  Maker and Co-Maker are, and at all times will be, duly organized and validly existing under the laws of the state of Oregon.  Maker and Co-Maker are, and all times will be, duly qualified to do business in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition.  Maker and Co-Maker have the full power and authority to own their properties and to transact the business in which they are presently engaged or presently propose to engage.

5.2.           Authorization.  Maker's and Co-Maker's execution, delivery and performance of this Agreement and all of their respective agreements referred to herein have been duly authorized by all necessary action by Maker and Co-Maker and does not conflict with, result in a violation of, or constitute a default under (1) any provision of Maker's or Co-Maker's articles of incorporation, other organizational documents or agreements or instruments binding upon Maker or Co-Maker or (2) any law, governmental regulation, court decree or order applicable to Maker, Co-Maker or their properties.

5.3.           Legal Effect.  This Agreement constitutes, and any instrument or agreement Maker and/or Co-Maker are required to give under this Agreement when delivered will constitute, legal, valid and binding obligations of Maker and/or Co-Maker, as applicable, enforceable against Maker and Co-Maker in accordance with their respective terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

5.4.           Litigation and Claims.  Except as previously disclosed by Maker or Co-Maker to Holder (including specifically claims made by and litigation with Maker's and Co-Maker's unsecured creditors), no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Maker or Co-Maker are pending or, to the best of Maker's or Co-Maker's knowledge, threatened.

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5.5.           Lien Priority.  Unless otherwise previously disclosed to Holder in writing (including specifically prior liens granted to Hewlett Packard Financial Services Company), Maker and Co-Maker have not entered into or granted any security agreements, or permitted the filing or attachment of any security interests on or affecting any of the collateral securing repayment of the Third Restated Note (the "Collateral"), that would be prior or that may in any way be superior to Holder's security interests and rights in and to such Collateral.

6.           Additional Documents.  The parties will sign and deliver such additional documents and take such further actions as may be reasonably necessary to further effect and evidence this Agreement.

7.           Attorney Fees.  If any party to this Agreement breaches any term of this Agreement, the other party will be entitled to recover all costs and expenses, including reasonable attorney fees, incurred to enforce the terms of this Agreement, whether or not suit is filed, including such costs or fees as may be awarded at trial, in arbitration, or in bankruptcy proceedings, and in any appeal of such suit or action.  Maker and Co-Maker shall reimburse Holder for its reasonable attorneys’ fees and costs related to the negotiation and preparation of this Agreement and related documents.

8.           Successors and Assigns.  This Agreement will be binding on and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

9.           Time of Essence.  Time is of the essence for each and every provision of this Agreement.

10.           Entire Agreement.  This Agreement sets forth the understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

11.           Amendment.  This Agreement may be amended only by an instrument or writing executed by all of the parties hereto.

12.           Governing Law; Venue.  This Agreement will be governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.  Venue for any dispute or litigation arising out of this Agreement will be in the courts of Multnomah County, Oregon regardless of any change in the residence of a party hereafter.

13.           Execution and Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered will be an original, but all of which together will constitute one and the same instrument.  This Agreement will not be effective unless Maker, Co-Maker and Holder execute this Agreement.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement.

MH FINANCIAL ASSOCIATES, LLC

By:	Aequitas Capital Management, Inc., its Manager

By	/s/ Andy MacRitchie
Andy MacRitchie
Executive Vice-President

MICROHELIX, INC.

By	/s/ James E. Horswill
James E. Horswill
President and CFO

MOORE ELECTRONICS, INC.

By	/s/ James E. Horswill
James E. Horswill
President and CFO

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